News Release

FOR IMMEDIATE RELEASE	CONTACT
DATE: March 22, 2007	Craig Renner
301-843-8600

ACPT REPORTS NET INCOME of $4.6 MILLION FOR 2006

ST. CHARLES, MD.— American Community Properties Trust, a diversified real estate organization, today announced results for the year ended December 31, 2006. For the year ended December 31, 2006, ACPT reported net income of $4,591,000, or $0.88 per basic and diluted share, on revenues of $98,163,000. This compares to net income of $7,545,000, or $1.45 per basic and diluted share, on revenues of $62,313,000 for the year ended December 31, 2005. For the year ended December 31, 2006, operating income was $24,995,000, compared to $11,106,000 in 2005.
ACPT reported net income of $1,589,000, or $0.30 per basic and diluted share, on revenues of $28,050,000 for the quarter ended December 31, 2006. This compares to net income of $5,640,000, or $1.09 per basic and diluted share, on revenues of $21,704,000 for the same quarter in 2005. For the quarter ended December 31, 2006, operating income was $7,675,000, compared to $4,309,000 in the fourth quarter of 2005.
J. Michael Wilson, Chairman and Chief Executive Officer, noted that the Company’s revenues and operating income increased, and that the Company declared four quarterly dividends. Mr. Wilson also noted that the Company’s 2005 net income reflected an income-tax adjustment. As previously announced on March 10, 2006, the Company entered into a closing agreement with the Internal Revenue Service (IRS) regarding certain tax issues identified during the fourth quarter 2005. As a result, the Company was able to maintain its status as a Publicly Traded Partnership and continues to not be subject to federal income taxes at the ACPT level. Net income for the year and quarter ended December 31, 2005, included the reversal of $3,394,000 and $3,839,000, respectively, related to amounts previously accrued for these tax matters, distorting the comparability of operating results for the full year and fourth quarter of 2006 compared to 2005. Reported 2006 net income of $4,591,000 would have represented an increase of 11% over 2005 net income, excluding the impact of this unusual and non-recurring item. Similarly, excluding the quarterly impact of this item, net income would have been $1,801,000 for the quarter ended December 31, 2005, compared to $1,589,000 for the same period in 2006.
“Results for 2006 indicate that ACPT’s diverse holdings provide us with a resilient base of operations, which enabled us to provide steady returns to our investors. We look forward to building on our accomplishments in the months ahead,” said Mr. Wilson.
As announced in our first quarter 2006 earnings release, effective January 1, 2006 ACPT adopted the accounting requirements of EITF 04-05, which requires consolidation of entities in which we as the general partner exercise control, as defined, regardless of ownership percentage. As a result, an additional 11 multifamily rental property partnerships were consolidated in the GAAP financial statements for the year ended December 31, 2006 that were previously accounted for under the equity method during 2005. For the year ended December 31, 2006, the addition of these partnerships increased our revenues and operating income by $20.8 million and $7.4 million, respectively. However, since the limited partners in most of these partnerships have negative capital accounts and the Company cannot record a negative minority interest, consolidating these properties, as opposed to accounting for them under the equity method, reduced net income by $2.2 million for the year ended December 31, 2006.
“As a result of these changes, I believe that our revenues now better demonstrate the size of our multifamily rental property portfolio and related property management operations,” said Mr. Wilson, “as well as our ability to successfully manage these investment partnerships and generate distributable cash flow.”
Edwin L. Kelly, President and Chief Operating Officer, attributed the Company’s success to several factors. In the United States, community development land sales increased to $21 million, as the Company delivered 135 residential lots in St. Charles’ Sheffield neighborhood to Lennar Corp. and sold $2.8 million in commercial land sales within St. Charles. This compares to $12.4 million in community development land sales in 2005, comprised of 94 lots sold to Lennar and $200,000 in commercial land sales within St. Charles.
In the United States, Mr. Kelly noted that the Company continued to add to its consolidated rental property portfolio. In the fourth quarter of 2006, the first five buildings of Sheffield Greens Apartments, a 252-unit community in St. Charles, were completed and delivered to the Company. As of December 31, 2006, 39% of the 252 units in the community were leased. The Company also refinanced two of its multifamily rental properties in the fourth quarter, receiving distributions of approximately $15 million. “Some of the proceeds were used to pay off recourse debt obligations,” stated Mr. Kelly, adding “the Company plans to use the balance to invest in our development activities and fund potential future investment property acquisitions.”
In Parque Escorial, Mr. Kelly noted that the Company reported $19.8 million in revenues from its homebuilding operations in Parque Escorial in 2006, compared to $7.4 million in 2005. However, this increase was partially offset by a lack of community development land sales; in 2005, community land sales from the Company’s Puerto Rico operations totaled $10.4 million.
Mr. Kelly also discussed the Company’s strong position to build on its accomplishments in 2007. “As of December 31, 2006, the Company had 157 developed single-family lots and 53 finished town home lots in St. Charles ready for delivery to Lennar. In addition, we have an additional 10 acres of commercial land under contract for a total of $4.4 million, and we expect to begin operating the remaining units in Sheffield Greens in the first quarter of 2007,” said Mr. Kelly. “In Parque Escorial, we expect to settle on the remaining units in Torres del Escorial in 2007, and initiate development of the last section of the San Juan-based planned community.”
Mr. Kelly also pointed to several land development activities the Company projects for 2007. “We anticipate the substantial completion of two major road construction projects in St. Charles, opening up additional areas for development,” said Mr. Kelly. “In addition, we expect to break ground on an apartment community in Glen Eagles, which will initiate development of the last of three neighborhoods in St. Charles’ Fairway Village.”
Mr. Kelly added that the Company’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
ACPT (AMEX:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and asset management services. ACPT is currently listed on the American Stock Exchange under the symbol AmCmntyProp (APO).
When filed, ACPT's Form 10-K will be available via the Internet at www.acptrust.com.
Certain matters within this press release may be deemed to be forward- looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006 when filed with the Securities and Exchange Commission.

AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights

	For the Years Ended		For the Three Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
	(Audited)	(Audited)	(Unaudited)	(Unaudited)

Revenues	$ 98,163,000	$ 62,313,000	$28,050,000	$21,704,000

Expenses	73,168,000	51,207,000	20,375,000	17,395,000

Operating Income	24,995,000	11,106,000	7,675,000	4,309,000

Other Income/(Expenses)	(17,510,000)	(4,251,000)	(4,946,000)	(646,000)

Income before provision (benefit) for income taxes	7,485,000	6,855,000	2,729,000	3,663,000

Provision (benefit) for income taxes	2,894,000	(690,000)	1,140,000	(1,977,000)

Net income (*)	$4,591,000	$7,545,000	$1,589,000	$5,640,000
Earnings per share
Basic and Diluted	$0.88	$1.45	$0.30	$1.09

Weighted average shares outstanding
Basic and Diluted	5,201,000	5,195,000	5,206,000	5,198,000

Cash Dividends per share	$0.83	$0.40	$0.10	$0.10

* Net income for the year and quarter ended December 31, 2005 included a net benefit of $3,394,000 and $3,839,000, respectively, related to the reversal of accruals no longer necessary as a result of the closing agreement reached with the IRS.

Note: The results for the year and quarter ended December 31, 2006 reflects the adoption of Emerging Issues Task Force Issue 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” (“EITF 04-05”) on January 1, 2006.
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